Exhibit 99.1

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Investorrelations@cott.com

COTT REPORTS FIRST QUARTER 2014 RESULTS, DECLARES DIVIDEND AND ANNOUNCES RENEWAL OF SHARE REPURCHASE PROGRAM

(Unless stated otherwise, all first quarter 2014 comparisons are relative to the first quarter of 2013; all information is in U.S. dollars. Certain terms used in this press release are defined below.)

TORONTO, ON and TAMPA, FL – May 7, 2014 – Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the first quarter ended March 29, 2014, the declaration of a quarterly dividend of $0.06 per common share now denominated in US currency (thereby removing the adverse foreign exchange impact of the US dollar strengthening against the Canadian dollar since the dividend was introduced), and the renewal of its share repurchase program.

First Quarter 2014 Results

•	Following the redemption of $200 million of its 2017 Senior Notes during the fourth quarter of 2013, Cott redeemed the remaining outstanding $15 million on February 19, 2014 (recognizing an expense of $0.9 million associated with the redemption).

•	As part of its strategic planning process, Cott announced the closure of two smaller manufacturing plants during 2014 and associated SG&A restructuring as part of ongoing cost review.

•	Revenue of $475 million was lower by 6% (7% excluding the impact of foreign exchange) compared to $505 million.

•	Gross profit as a percentage of revenue was 10.6% compared to 11.2%.

•	Selling, general and administrative (“SG&A”) expenses of $42 million were higher by 2% compared to $41 million.

•	Interest expense decreased by 26% to $10 million.

•	Adjusted EBITDA was $34 million compared to $40 million. Reported EBITDA was $32 million compared to $40 million.

•	Adjusted net loss and adjusted loss per diluted share were $2.5 million and $0.03, respectively, compared to adjusted net income of $0.4 million and adjusted earnings per diluted share of nil in the prior year. Reported net loss and loss per diluted share were $3.9 million and $0.04, respectively, compared to reported net income and earnings per diluted share of nil and nil, respectively, in the prior year.

•	Free cash flow improved $18 million.

“The carbonated soft drink market continued to decline during the quarter, which alongside deeply discounted national brand promotional activity, adversely affected volumes and margins,” commented Jerry Fowden, Cott’s Chief Executive Officer. “While the quarter was challenging as expected, we continued to focus on cash generation and contract manufacturing growth, both of which performed well during the quarter. Having now achieved our debt reduction targets, we plan to accelerate the diversification of our business via acquisitions in both beverage and beverage adjacencies, as well as increase our return of funds to shareholders over the next 12 months.”

FIRST QUARTER 2014 PERFORMANCE SUMMARY

•	Total volume declined 5% in actual cases and 8% in 8oz equivalent cases. The volume decline was due primarily to the prolonged aggressive promotional activity from the national brands in North America, the general market decline in the North America carbonated soft drink (“CSD”) category, as well as the exiting of case pack water, offset in part by a combination of increased hot fill and juice volumes with additional contract manufacturing business wins and the Calypso business.

•	Revenue was lower by 6% (7% excluding the impact of foreign exchange) at $475 million. The revenue decline was due primarily to lower North American volumes.

•	Gross profit as a percentage of revenue was 10.6% compared to 11.2%. The gross margin decline was due primarily to the competitive environment and lower North America volume alongside additional freight and operating costs caused by inclement weather in North America.

•	SG&A expenses were higher by 2% at $42 million compared to $41 million. The increase in SG&A was due primarily to an increase in employee-related costs.

•	Interest expense decreased by 26% to $10 million.

•	Loss before income taxes was $3.4 million compared to income before income taxes of $1.5 million.

•	Income tax benefit was $0.9 million compared to income tax expense of $0.5 million.

•	Adjusted EBITDA was $34 million compared to $40 million. Reported EBITDA was $32 million compared to $40 million.

•	Adjusted net loss and adjusted loss per diluted share were $2.5 million and $0.03, respectively, compared to adjusted net income of $0.4 million and adjusted earnings per diluted share of nil in the prior year. Reported net loss and loss per diluted share were $3.9 million and $0.04, respectively, compared to reported net income and earnings per diluted share of nil and nil, respectively, in the prior year.

•	Free cash flow improved $18 million to ($61 million) compared to ($79 million).

FIRST QUARTER 2014 REPORTING SEGMENT HIGHLIGHTS

•	North America volume was lower by 10% in actual and 8oz equivalent cases due primarily to lower market share for the private label segment within the overall CSD category as a result of prolonged aggressive promotional activity from the national brands, as well as a reduction in case pack water volume, offset in part by a combination of increased hot fill and juice volumes with additional contract manufacturing business wins.

•	U.K. volume increased 9% in actual cases and 4% in 8oz equivalent cases. Revenue was higher by 19% (12% excluding the impact of foreign exchange) at $116 million due primarily to additional revenues from the Calypso business.

•	All Other revenue was flat at $15 million due to increased sales to new RCI customers, offset by lower concentrate volumes and the exiting of low gross margin business in Mexico. Our All Other reporting segment includes our Mexico operating segment, Royal Crown International operating segment and other miscellaneous expenses (prior year information has been updated to reflect this change in our reporting segments).

Declaration of Dividend

Cott’s Board of Directors has declared a dividend of $0.06 per common share now denominated in US currency (thereby removing the adverse foreign exchange impact of the US dollar strengthening against the Canadian dollar since the dividend was introduced), payable in cash on June 18, 2014 to shareowners of record at the close of business on June 6, 2014.

Share Repurchase Program

Cott’s Board of Directors has approved the renewal of its share repurchase program, subject to compliance with the annual limits established by the Toronto Stock Exchange (“TSX”), which gives management the authority to opportunistically repurchase up to 5% of Cott’s outstanding common shares over a 12-month period commencing upon the expiration of Cott’s currently effective share repurchase program on May 21, 2014. Cott may repurchase it’s common shares under the program in open market transactions and privately negotiated repurchases through either a 10b5-1 automatic trading plan or at management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations.

“We are pleased to announce the renewal of our share repurchase program by our Board of Directors. We intend to manage this program opportunistically, and based on our current view of the operating environment, expect to return up to 50% of our free cash flows to our shareowners over the next 12 months via our ongoing dividend and an increase in share repurchases,” continued Mr. Fowden.

Subject to completion of appropriate filings with and approval by the TSX, repurchases will be made through the facilities of the TSX, the New York Stock Exchange (“NYSE”), or by such other means as may be permitted by the TSX and/or the NYSE. The rules and policies of the TSX contain restrictions on the number of shares that can be repurchased over a 12-month period, and also contain restrictions on the number of shares that can be purchased on any given day, based on the average daily trading volumes of the common shares on the TSX. Similarly, the safe harbor conditions of Rule 10b-18 impose certain limitations on the number of shares that can be purchased on the NYSE per day.

There can be no assurance as to the precise number of shares, if any, that will be repurchased under the share repurchase program, or the aggregate dollar amount of the shares actually purchased. Cott may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program will be cancelled.

First Quarter Results Conference Call

Cott Corporation will host a conference call today, May 7, 2014, at 10:00 a.m. EDT, to discuss first quarter results, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through Cott’s website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

About Cott Corporation

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks, sports products, new age beverages, and ready-to-drink teas, as well as alcoholic beverages for brand owners. Cott’s large manufacturing footprint, substantial research and development capability and high level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products. With approximately 4,000 employees, Cott operates manufacturing facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates, which it exports to approximately 50 countries around the world.

Defined Terms

Certain defined terms used in this press release include the following. “GAAP” means U.S. generally accepted accounting principles. “Adjusted Net Income (Loss)” means GAAP earnings (loss) excluding purchase accounting adjustments, integration expenses, restructuring expenses and bond redemption costs. “Adjusted Earnings (Loss) Per Diluted Share” means Adjusted Net Income (Loss) divided by diluted weighted average outstanding shares. “EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization. “Adjusted EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization, excluding purchase accounting adjustments, integration expenses, restructuring expenses and bond redemption costs. See the accompanying reconciliations of these non-GAAP measures to the corresponding GAAP measures, as well as the “Non-GAAP Measures” paragraph below.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures. Cott excludes from GAAP revenue the impact of foreign exchange to separate the impact of currency exchange rate changes from Cott’s results of operations. Cott utilizes Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Diluted Share, EBITDA and Adjusted EBITDA to separate the impact of certain items from the underlying business. Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott’s underlying business performance and the performance of its management. Additionally, Cott supplements its reporting of net cash provided by operating activities determined in accordance with GAAP by excluding capital expenditures to present free cash flow, which management believes provides useful information to investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, paying dividends, and strengthening the balance sheet. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the declaration of future dividends, the amount of shares that may be repurchased under the share repurchase program, future financial and operating trends and results and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: our ability to compete successfully; changes in consumer tastes and preferences for existing products and our ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or a reduction in business with key customers, particularly Walmart; fluctuations in commodity prices and our ability to pass on increased costs to our customers, and the impact of those increased prices on our volumes; our ability to manage our operations successfully; our ability to fully realize the potential benefit of strategic opportunities we pursue; currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; our ability to maintain favorable arrangements and relationships with our suppliers; the significant amount of our outstanding debt and our ability to meet our obligations under our debt agreements; our ability to maintain compliance with the covenants and conditions under our debt agreements; fluctuations in interest rates, which could increase our borrowing costs; credit rating changes; the impact of global financial events on our financial results; our ability to fully realize the expected cost savings and/or operating efficiencies from our restructuring activities; any disruption to production at our beverage concentrates or other manufacturing facilities; our ability to protect our intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to our reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which we operate; the impact of taxes on soda and other sugary drinks; enforcement of compliance with the Ontario Environmental Protection Act; unseasonably cold or wet weather, which could reduce the demand for our beverages; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; our ability to recruit, retain, and integrate new management; our exposure to intangible asset risk; our ability to renew our collective bargaining agreements on satisfactory terms; disruptions in our information systems; or the volatility of our stock price.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended
	March 29, 2014	March 30, 2013
Revenue, net	$475.1	$505.4
Cost of sales	424.8	449.0

Gross profit	50.3	56.4
Selling, general and administrative expenses	42.3	41.3
Loss on disposal of property, plant & equipment	0.1	—
Restructuring and asset impairments
Restructuring	2.2	—
Asset impairments	1.6	—

Operating income	4.1	15.1
Other (income) expense, net	(2.3)	0.3
Interest expense, net	9.8	13.3

(Loss) income before income taxes	(3.4)	1.5
Income tax (benefit) expense	(0.9)	0.5

Net (loss) income	$(2.5)	$1.0
Less: Net income attributable to non-controlling interests	1.4	1.0

Net loss attributed to Cott Corporation	$(3.9)	$—

Net loss per common share attributed to Cott Corporation
Basic	$(0.04)	$—
Diluted	$(0.04)	$—
Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	94.3	95.4
Diluted	94.3	95.8
Dividends declared per share	$0.06	$0.06

COTT CORPORATION	EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts, U.S. GAAP)
Unaudited

	March 29, 2014	December 28, 2013
ASSETS
Current assets
Cash & cash equivalents	$40.6	$47.2
Accounts receivable, net of allowance	237.9	204.4
Income taxes recoverable	1.1	1.1
Inventories	249.0	233.1
Prepaid expenses and other current assets	19.1	19.3

Total current assets	547.7	505.1

Property, plant & equipment, net	472.6	483.7
Goodwill	136.5	137.3
Intangibles and other assets, net	292.1	296.2
Deferred income taxes	4.9	3.6
Other tax receivable	0.4	0.2

Total assets	$1,454.2	$1,426.1

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$130.9	$50.8
Current maturities of long-term debt	3.9	3.9
Accounts payable and accrued liabilities	273.8	298.2

Total current liabilities	408.6	352.9

Long-term debt	387.8	403.5
Deferred income taxes	41.8	41.5
Other long-term liabilities	20.8	22.3

Total liabilities	859.0	820.2

Equity
Capital stock, no par - 94,325,432 (December 28, 2013 - 94,238,190) shares issued	393.6	392.8
Additional paid-in-capital	44.2	44.1
Retained earnings	167.3	176.3
Accumulated other comprehensive loss	(18.5)	(16.8)

Total Cott Corporation equity	586.6	596.4
Non-controlling interests	8.6	9.5

Total equity	595.2	605.9

Total liabilities and equity	$1,454.2	$1,426.1

COTT CORPORATION	EXHIBIT 3
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	March 29, 2014	March 30, 2013
Operating Activities
Net (loss) income	$(2.5)	$1.0
Depreciation & amortization	25.3	24.7
Amortization of financing fees	0.6	0.7
Share-based compensation expense	1.3	0.7
Decrease in deferred income taxes	(1.1)	—
Write-off of financing fees and discount	0.3	—
Loss on disposal of property, plant & equipment	0.1	—
Asset impairments	1.6	—
Other non-cash items	(0.2)	0.3
Change in operating assets and liabilities, net of acquisition:
Accounts receivable	(33.3)	(28.2)
Inventories	(16.5)	(13.2)
Prepaid expenses and other current assets	0.2	(0.6)
Other assets	0.2	(0.1)
Accounts payable and accrued liabilities, and other liabilities	(28.5)	(44.1)
Income taxes recoverable	—	0.2

Net cash used in operating activities	(52.5)	(58.6)

Investing Activities
Additions to property, plant & equipment	(8.8)	(19.9)
Additions to intangibles and other assets	(1.5)	(0.2)
Proceeds from insurance recoveries	—	0.4

Net cash used in investing activities	(10.3)	(19.7)

Financing Activities
Payments of long-term debt	(16.0)	(0.5)
Borrowings under ABL	95.0	—
Payments under ABL	(15.1)	—
Distributions to non-controlling interests	(2.3)	(2.1)
Common shares repurchased and cancelled	(0.4)	(2.9)
Dividends to shareholders	(5.1)	—

Net cash provided by (used in) financing activities	56.1	(5.5)

Effect of exchange rate changes on cash	0.1	(2.6)

Net decrease in cash & cash equivalents	(6.6)	(86.4)
Cash & cash equivalents, beginning of period	47.2	179.4

Cash & cash equivalents, end of period	$40.6	$93.0

COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars or 8 oz equivalent cases, U.S. GAAP)
Unaudited

	For the Three Months Ended
	March 29, 2014	March 30, 2013
Revenue
North America	$344.7	$393.2
United Kingdom	115.6	97.4
All Other	14.8	14.8

Total	$475.1	$505.4

Operating income (loss)
North America	$2.3	16.7
United Kingdom	2.2	—
All Other	2.5	1.3
Corporate	(2.9)	(2.9)

Total	$4.1	$15.1

COTT CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Reporting Segment
Unaudited

	For the Three Months Ended
(in millions of U.S. dollars, except percentage amounts)	March 29, 2014
	Cott[1]	North America	United Kingdom	All Other
Change in revenue	$(30.3)	$(48.5)	$18.2	$—
Impact of foreign exchange[2]	(3.3)	3.2	(6.7)	0.2

Change excluding foreign exchange	$(33.6)	$(45.3)	$11.5	$0.2

Percentage change in revenue	-6.0%	-12.3%	18.7%	0.0%

Percentage change in revenue excluding foreign exchange	-6.6%	-11.5%	11.8%	1.4%

[1]	Cott includes the following reporting segments: North America, United Kingdom and All Other.
[2]	Impact of foreign exchange is the difference between the current year’s revenue translated utilizing the current year’s average foreign exchange rates less the current year’s revenue translated utilizing the prior year’s average foreign exchange rates.

COTT CORPORATION	EXHIBIT 6
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(EBITDA)
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	March 29, 2014	March 30, 2013
Net loss attributed to Cott Corporation	$(3.9)	$—
Interest expense, net	9.8	13.3
Income tax (benefit) expense	(0.9)	0.5
Depreciation & amortization	25.3	24.7
Net income attributable to non-controlling interests	1.4	1.0

EBITDA	$31.7	$39.5

Restructuring and asset impairments	3.8	—
Bond redemption costs	0.9	—
Tax reorganization and regulatory costs	0.1	—
Acquisition and integration	(2.4)	0.6

Adjusted EBITDA	$34.1	$40.1

COTT CORPORATION	EXHIBIT 7
SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	March 29, 2014	March 30, 2013
Net cash used in operating activities	$(52.5)	$(58.6)
Less: Capital expenditures	(8.8)	(19.9)

Free Cash Flow	$(61.3)	$(78.5)

COTT CORPORATION	EXHIBIT 8
SUPPLEMENTARY INFORMATION - NON-GAAP - ADJUSTED NET INCOME
(in millions of U.S. dollars, except share and per share amounts)
Unaudited

	For the Three Months Ended
	March 29, 2014	March 30, 2013
Net loss attributed to Cott Corporation	$(3.9)	$—

Restructuring and asset impairments, net of tax	2.9	—
Bond redemption costs, net of tax	0.9	—
Tax reorganization and regulatory costs, net of tax	0.1	—
Acquisition and integration, net of tax	(2.5)	0.4

Adjusted net (loss) income attributed to Cott Corporation	$(2.5)	$0.4

Adjusted net (loss) income per common share attributed to Cott Corporation
Basic	$(0.03)	$0.00
Diluted	$(0.03)	$0.00

Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	94.3	95.4
Diluted	94.3	95.8